AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LANK ACQUISITION CORP.

Lank Acquisition Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Lank Acquisition Corp. The date of filing of its original Certificate of Incorporation with the Secretary of State was November 16, 2007 under the name of Lank Acquisition Corp.

2. This Amended and Restated Certificate of Incorporation of Lank Acquisition Corp., in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the directors and stockholders of the Corporation.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the original Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this __ day of ____________, 2008.

LANK ACQUISITION CORP.

By:	____________________________________
Name: Mark C. Davis
Title: co-Chairman, co-President and co-Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LANK ACQUISITION CORP.

FIRST:  The name of the corporation is Lank Acquisition Corp. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders of the Corporation, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. In addition to any other vote of stockholders of the Corporation required by applicable law, this Article Third may not be amended without the affirmative vote of 100% of the Corporation’s outstanding Common Stock, unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination, in which case the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Third.

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 76,000,000, of which 75,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A.  Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.  Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:  The Corporation’s existence shall terminate on [ ], 2010 (the “Termination Date”) in the event the Corporation fails to consummate a Business Combination pursuant to Article Sixth below. This Article Fifth may not be amended without the affirmative vote of 100% of the IPO Shares unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination, in which case the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Fifth. A proposal to so amend this section to provide for the perpetual existence of the Corporation shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Sixth below.

SIXTH:  The following provisions (A) through (H) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the earlier to occur of: (i) the consummation of Business Combination or (ii) the Termination Date and this Article Sixth may not be amended prior thereto without the affirmative vote of 100% of the Corporation’s outstanding shares of Common Stock, unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination, in which case the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Sixth. A “Business Combination” shall mean the merger, capital stock exchange, asset acquisition or other similar business combination between the Corporation and one or more operating businesses as described in the Registration Statement, having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the amount in the Trust Account (as defined below) (less the deferred underwriting discount and commissions and taxes payable) at the time of such transaction.

For purposes of this Article Sixth, the fair market value of an acquisition proposed for a Business Combination shall be determined by the Board of Directors based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If the Board of Directors of the Corporation is not able to independently determine the fair market value of the target business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority. Notwithstanding the foregoing, if the Corporation pursues a Business Combination with any company that is affiliated with any of the Corporation’s existing stockholders, executive officers or directors, the Corporation shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such a Business Combination is fair to the Corporation’s stockholders from a financial point of view.

A.  Immediately after the Corporation’s initial public offering (the “IPO”), the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission, as amended (the “Registration Statement”), shall be deposited and thereafter held in a trust account established by the Corporation upon the consummation of the IPO and into which a certain amount of the net proceeds is deposited (the “Trust Account”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, (ii) the Termination Date or (iii) conversion of a stockholder’s shares of Common Stock in connection with a vote on a proposed Business Combination, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account (“Trust Account Agreement”); provided, however, that (x) a portion of the interest earned on the Trust Account as described in the Registration Statement and pursuant to the terms of the Trust Account Agreement may be released to the Corporation to cover operating expenses, and (y) the Corporation shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account or franchise or other tax obligations of the Corporation pursuant to the terms of the Trust Account Agreement.

B. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In addition to any other vote of the stockholders of the Corporation required by applicable law, the Corporation may only consummate the Business Combination if a majority of the IPO Shares cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination; provided, however, that the Corporation shall not consummate any Business Combination if holders of an aggregate of 30% or more in interest of the IPO Shares exercise their redemption rights described in paragraph C below.

C.  In the event a Business Combination is approved in accordance with the above paragraph B and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (the “IPO Shares”) who voted against the Business Combination may, contemporaneous with such vote, demand the Corporation convert his IPO Shares for cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert, subject to the availability of lawful funds therefor, such shares at a per share conversion price equal to the amount held in the Trust Account as of two business days prior to the consummation of the Business Combination, as the case may be (net of taxes payable and amounts released to the Corporation for working capital), divided by the total number of IPO Shares, which shall in no event be less than $9.78 per share. Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate or any other person with whom he is acting in concert or as a “group” with, will be restricted from demanding conversion with respect to more than 10% of the IPO Shares.

D.  A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only (i) in the event the Corporation has not consummated a Business Combination by the Termination Date; or (ii) in the event such holder demands conversion of his IPO Shares in accordance with subparagraph C of this Article Sixth and a Business Combination is approved in accordance with subparagraph B of this Article Sixth. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account. A holder of securities issued in the private placement concurrently with or prior to the consummation of the IPO shall not have any right or interest of any kind in or to the Trust Account.

E. Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not: (1) consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise, (2) incur indebtedness for borrowed money unless such debt does not require the payment of interest and the lender waives any right, claim or interest in, and agrees not to assert any claim against, the Trust Account or (3) issue additional securities of the Corporation that are entitled to receive disbursements from the Trust Account or that vote with the IPO Shares with respect to a Business Combination.

F. The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. Prior to the IPO, there shall be elected 2 Class A directors for a term expiring at the Corporation’s first Annual Meeting of Stockholders and 2 Class B directors for a term expiring at the Corporation’s second Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

G. The Audit Committee of the Corporation’s Board of Directors will review and approve all payments made by the Corporation to its sponsors, officers, directors and their or the Corporation’s affiliates. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its officers or directors or any entity with which they or it are affiliated any finder’s fee or other compensation for services rendered to it prior to or in connection with the consummation of an initial Business Combination; provided that the Corporation’s officers, directors and its and their affiliates shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with investigating and consummating an initial Business Combination from the amounts not held in the Trust Account and interest income of up to $1,750,000 ($2,000,000 in the event the underwriters’ over-allotment option is exercised in full), which may be released to the Corporation from the Trust Account. Payments of an aggregate of $7,500 per month for office space and certain general and administrative services, including but not limited to receptionist, secretarial and general office services shall not be subject to the provisions of this section G.

H. The members of the Audit Committee shall review the requirements of this Article Sixth at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements between the Corporation and any of its officers or directors included as exhibits to the Registration Statement at each quarterly meeting of the Audit Committee to determine whether the parties to such agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article Sixth or the terms and provisions of such agreement.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.  Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

B.  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

C.  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

EIGHTH:  A.  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.  The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.